HAMPSHIRE GROUP, LIMITED
                            SCHEDULE OF SUBSIDIARIES
                                DECEMBER 31, 1997


                                                           Percentage of Voting
                                    State/Country           Securities Owned by
Name of Subsidiary                 of Incorporation          Immediate Parent

Hampshire Designers, Inc.             Delaware                         100
Glamourette Fashion Mills, Inc.       Delaware                         100
San Francisco Knitworks, Inc.         Delaware                         100
Segue (America) Limited               Delaware                         100
Keynote Services, Ltd.                Hong Kong                        100
Hampshire Investments, Limited        Delaware                         100
Hampshire Investments London, LimIted England                          100
Hampshire Prague, Limited             Czech Republic                    70